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                                                                EXHIBIT 10.52
                                                                -------------



                         PPM/ACC SUB-LICENSE AGREEMENT

BETWEEN:

        PHARMA PACIFIC MANAGEMENT PTY. LTD. of 103-105 Pipe Road, Laverton, Victoria, Australia (hereinafter called "PPM")

                                                               of the one part,

AND

        AMARILLO CELL CULTURE COMPANY INCORPORATED, A Texas Corporation with its principal place of business at 800 W. 9th Avenue, Amarillo, Texas 79101 (hereinafter called "ACC")

                                                            of the second part

WHEREAS:

A. Pursuant to an Agreement made the 20th day of October 1989 ACC granted to Interferon Sciences, Inc. ("ISI") a license pursuant to the Licensed Patents (as that term is therein defined) to make, have made, use and sell Licensed Products (as that term is therein defined), with the right to grant sub-licenses to third parties.

B. ACC and ISI have amended that Agreement inter alia to transfer ISI's right to sublicense Licensed Patents back to ACC.

C.   ACC wishes to grant to PPM rights to use the Licensed Patents.


THIS AGREEMENT PROVIDES AS FOLLOWS:

1.   DEFINITIONS:

     "Affiliated Company" means any company, corporation, partnership or other business entity which is a subsidiary of PPM or of which PPM is a subsidiary, or which is a subsidiary of a company of which PPM is also a subsidiary or which otherwise controls or is under common control with PPM. In the case of a corporation or company "control" means ownership, either directly or indirectly of at least Fifty Percent (50%) of the shares of stock entitled to vote for the election of directors.



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     "Individual Patent" means any one or more of any continuation, continuations-in-part, divisions, reissues or extensions, each foreign counterpart and any patent application or any patent comprising the Licensed Patents.

     "Licensed Patent" means those United States Patents and patent applications listed in Schedule 1 and any continuations, continuations-in-part, divisions, reissues or extensions thereof, and each foreign counterpart of each United States Patents and patents and patent applications listed in
     Schedule 1 and any extensions thereof.

     "Licensed Product" means dose formulations or compositions comprising human interferon designated, detailed or labelled for use in humans, including human interferon produced using recombinant DNA technology but excluding interferon-alpha secreted by normal non-transformed human leukocytes in response to viral induction.

     "Net Sales Value" means the arms length gross selling price paid to PPM or its Affiliate Company or agents for Relevant Licensed Products exclusive of documented costs of packaging materials, charges for freight, insurance, taxes, and exclusive of customary discounts, refunds, credits, rebates and the like. In the case of a sale by PPM to an Affiliated Company royalties shall be calculated on the price which would be charged if the transaction were an arms length transaction with an unrelated company. Best evidence of such price shall be the average price actually charged by PPM or any Affiliated Company to any unrelated third parties in the then most recent sales of Relevant Licensed Products.

     "Territory" means all countries of the world except Japan.

     "Relevant Licensed Product" means a product the manufacture, use or sale of which would constitute an infringement of the Licensed Patent without the license or consent of the proprietor of the Licensed Patent (or any other relevant licensor or party having the right to grant a license).

2.   LICENSE GRANT

     ACC hereby grants to PPM, a royalty bearing non-exclusive sublicense under the Licensed Patents to make, have made, use and sell Licensed Products labeled for use only in human species in the Territory.


3.   RESEARCH AND PATENT REIMBURSEMENT

     In consideration of the grant of the license contained herein, PPM shall, within 48 hours of PPM's receipt and execution of a facsimile copy of this Agreement executed by ACC and the Settlement Agreement executed by ACC and ISI and PPM's receipt of a facsimile copy of the amendment to the ACC/ISI License Agreement executed

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          by ACC and ISI, pay by wire transfer to ACC the sum of US $500,000.00 toward reimbursement of ACC for research and expenses incurred in connection with Licensed Patents.

     4.   ROYALTY

          PPM shall pay to ACC royalties as follows:

          (i) A 10% royalty on sales of Relevant Licensed Products sold within or sold and intended by PPM for use within the United States of America.

          (ii) A 7.5% royalty on sales of Relevant Licensed Products sold within or sold and intended by PPM for use within those countries other than the United States of America in which Individual Patents are currently in force and for so long as they remain in force.

          (iii) No royalties in those countries other than those described in clause 4(i) and 4(ii) above in which ACC does not hold a Licensed Patent.

          The obligation to pay a royalty shall be imposed only once on each Relevant Licensed Product when sold within or sold and intended by PPM for use within the countries referred to in clause 4(i) and 4(ii) regardless of the number of Licensed Patents embracing the Relevant Licensed Product for the manufacture, use or sale of such Relevant Licensed Product and regardless of intervening sales between PPM and any Affiliated Company.

          Royalties shall be calculated on Net Sales Value.

     5.   LICENSE FEE

          PPM shall also pay to ACC by wire transfer a license fee in the sum of US $50,000.00 which fee shall be deducted from the first royalty payments due by PPM to ACC pursuant to clause 4 herein in respect of sales of Relevant Licensed Products.

     6.   MANUFACTURE

          In consideration of the payment of the sums set out in clauses 3 and 5 and the royalties on sales set out in clauses 4(i) and 4(ii), PPM shall be entitled to manufacture Licensed Products in New Zealand or elsewhere in the Territory without having to pay any additional monies for such manufacture to ACC. PPM shall be entitled to carry out the manufacture, sale and distribution of the Licensed Products itself or engage agents, distributors or other third parties to do so.

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7.      TERM

        This Agreement shall remain in effect until one day before the date of the last to expire of the Licensed Patents unless terminated in accordance with the provisions of this Agreement. Where one or more patents comprising the Licensed Patents expires on different due dates in different countries, the Relevant Licensed Products sold shall not bear royalties unless, at the time of sale of the Relevant Licensed Products in, or intended by PPM for use in, a country, the Licensed Patents in that country are still in force.

8.      WARRANTIES

        ACC covenants, agrees and warrants to PPM that:

    (i) The Licensed Patents are believed to be valid. For the purpose of this Agreement, a Licensed Patent, when granted, shall be presumed valid unless held invalid by a court of competent jurisdiction.

    (ii) No third parties' patents or other rights will be infringed by PPM's licensed activities pursuant to this Agreement provided that the elements of such activities that are alleged to provide basis for a claim of infringement are specifically described in a Licensed Patent, and provided further that ACC makes no warranty regarding noninfringement of Hoffmann-LaRoche U.S. Patent No. 4,503,035 or any counterparts thereof.

    (iii) ACC has the capacity to enter into this Agreement and to grant the rights and licenses granted herein to the extent they are consistent with the rights held by ACC under the relevant agreements identified in subclause (v) below.

    (iv) ACC has not granted any rights to third parties in respect of the Licensed Patents regarding use of interferon in humans, except for grants by ACC to ISI and to Hayashibara Biochemical Laboratories, Inc. ("HBL") of rights in Japan.

    (v) ACC shall not grant any rights or licenses to any third parties inconsistent with the grant of rights to PPM hereunder.

    (vi) The only relevant agreements governing the rights and licenses in respect of the Licensed Patents currently in effect are the agreements referred to in Recital A, an agreement dated
           13 March 1992 granting to HBL rights to make, use or sell interferon-containing products in Japan, ACC's license agreement with Texas A&M University System ("TAMUS") dated 22 March 1988 and the related Patent Assignment dated 21 April 1994 by TAMUS to ACC of New Zealand Patent No. 222,457.

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    (vii) ACC shall make all royalty, and other payments due under, and shall not breach any of the terms of, nor shall it surrender the license granted to it under, the Agreement made between TAMUS and ACC on 22 March 1988.

 9. INFORMATION:

    ACC shall keep PPM advised of any patents, continuations, continuations-in-part, divisions, reissues or extensions, re-examination requests, notices of opposition, applications for revocation, progress of applications for opposition or revocation, cessation or expiry of patents in a timely manner in respect of the Licensed Patents. PPM shall keep all such information confidential.

10. ACCOUNTS AND PAYMENT

    PPM shall within 45 days after the end of each calendar quarter provide ACC with a report of sales of the Relevant Licensed Products and the amounts due for royalties. The report shall provide sufficient information from which to calculate the amount of royalties payable including the total quantity and Net Sales Value of all Relevant Licensed Product sold during the preceding calendar quarter and the amounts payable to ACC. A statement shall also be submitted even where no amounts are payable to ACC. PPM shall at the same time remit to ACC the amount due.

11. CURRENCY

    All royalties and other payments due shall be made in U.S. dollars in the United States. Where sales are made in countries outside the United States, royalties shall accrue in the currency in which the sales are made and royalties shall be payable to ACC in U.S. dollars at the official rate of exchange prevailing on the 20th day following the conclusion of each calendar quarter.

12. BOOKS AND RECORDS

    PPM shall keep proper books of accounts which clearly indicate the volume of sales and all other financial data and documentation necessary for calculation of the Net Sales Value of the Relevant Licensed Products and the amounts due in respect of royalties. PPM shall also require its Affiliate Companies and its agents to keep books of accounts and manufacturing and shipping records and to make periodic reports of same to PPM as necessary and appropriate to enable PPM to calculate the amounts due in respect of royalties.

    ACC may nominate an independent public accountant, acceptable to and approved by PPM (which approval shall not be unreasonably withheld), once in each calendar

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     year, to inspect the books of account of PPM and other records and reports deemed reasonably necessary for inspection by said accountant during reasonable business hours for the purpose of verifying the accuracy of the reports and payments made by PPM during the preceding calendar year. Such accountant shall not disclose any information related to PPM's financial matters but shall certify to ACC the accuracy of the reports and payments made by PPM in accordance with this Agreement. All fees charged by such accountant shall be paid by ACC except if there are discrepancies in PPM's quarterly reports which result in under reporting or under payment by a factor greater than 10% of the amount due. In such instance PPM shall reimburse ACC for the accountant's costs other than as required by law. ACC shall not make any public disclosure of the PPM reports or royalty rates referred to in this agreement. To the extent disclosure of such information to a third party is required in the ordinary course of ACC's business, such disclosure shall be made subject to the recipient's agreement to hold such information in confidence.

13.  PATENT VALIDITY

     If an Individual Patent in any country comprising the Territory, shall in any action for infringement or proceeding for revocation or re-examination be declared to be invalid on any ground whatsoever, all royalties payable in respect of sales of Relevant Licensed Products solely under that Individual Patent (and not under any other Individual Patent) in or intended for use in that country shall, as from the date of any final order or declaration of invalidity, cease to be payable.

     From the commencement of any such action or proceeding, PPM shall pay royalties accruing in the relevant country into an interest bearing escrow account in the joint names of ACC and PPM, established by ACC and approved by PPM, until such time as the matter is resolved or a court of appropriate authority finally determines the validity or otherwise of the Individual Patent. If the Individual Patent is held invalid and the court's decision is not or cannot be appealed, the royalties paid into escrow shall be refunded to PPM with accrued interest; otherwise the royalties paid into escrow shall be paid to ACC with accrued interest.

14.  ASSIGNMENT

     Any assignment by ACC of rights in Licensed Patents shall be subject to the ACC Agreement with ISI dated 20th October 1989 and as amended the 27th day of April, 1995, prior grants by ACC to HBL of rights in Japan, and this sublicense agreement.

15.  SUB-LICENSES

     PPM shall not have the right to grant Sub-Licenses under the License granted to it, provided, however, that PPM shall have the right to contract with an Affiliated


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     Company or an agent to manufacture, to distribute or to sell Licensed
     Products on behalf of PPM under this Agreement.

16.  SCOPE OF RIGHTS GRANTED

     PPM has reviewed ACC's pre-existing relevant license agreement with Texas A & M University System dated 22 March 1988, and the agreement with ISI dated 20 October 1989 and as amended on the 27th day of April, 1995, and PPM acknowledges its understanding that ACC/ISI cannot grant any rights to PPM beyond those or inconsistent with those now held by ACC under those pre-existing agreements. PPM and ACC agree that the terms and scope of rights granted hereunder shall be interpreted accordingly.

17.  PATENT FEES

     ACC shall pay all renewal and other fees necessary to keep the Licensed Patents in force and valid.

18.  INFRINGEMENT

     Each of the parties to this Agreement shall immediately give notice in writing to the other parties of any infringement or threatened infringement of any of the Licensed Patents which at any time comes to its knowledge.

     Where an infringement of any Individual Patent occurs by a third party in a country where PPM or an Affiliated Company or agent is selling Relevant Licensed Products for use in that country then ACC and PPM agree to meet and negotiate to define the most practical business and economically feasible strategy for action to address the matter. Facts pertinent to such discussions shall include, but are not limited to, whether or not the third party infringing product is regulation compliant, and the extent of negative impact sales of such product has had or reasonably will have on the market for the Relevant Licensed Product in the country.

     ACC or ACC's licensor shall have the option, at their own expense, to institute proceedings for infringement. If the alleged infringing product is not regulation compliant, ACC shall take reasonable steps to stop such regulation noncompliant activity by request or petition to the relevant policing regulatory agency. If the infringing product is being sold by a third party in compliance with applicable drug regulations, PPM can request that ACC bring an infringement action against that third party at the equally shared cost of PPM and ACC. If ACC institutes such infringement action, royalties payable by PPM in the country of infringement shall be paid into escrow in accordance with the provisions of clause 13 herein; PPM and ACC shall be entitled to recover their share of the costs from any damages awarded in such action; and any settlement shall be with the consent of PPM which shall not


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        be unreasonably withheld. If ACC does not institute such action within ninety (90) days of PPM's written request, PPM's obligation to pay royalties on sale of Relevant Licensed Products in the country of infringement shall be suspended for the duration of the infringing activity.

        In the event that proceedings are instituted by any third party against PPM for infringement of any of the Licensed Patents, then ACC shall indemnify PPM in respect of all costs, claims, demands, proceedings or liabilities (including all legal fees) made or incurred by PPM as a consequence of defending such infringement proceedings.

19.     APPLICATIONS FOR REGULATORY APPROVAL OF LICENSED PRODUCTS

        PPM shall use its best efforts to assure that its licensed activities hereunder shall be compliant with all applicable laws, regulations and rules in the country in the Territory where such activities are or will be conducted. With each quarterly statement from PPM to ACC under clause 10 above, PPM shall advise ACC of all applications for regulatory approval of manufacture or use or sale of Licensed Products hereunder which are pending, made, withdrawn or granted in countries where there exists an Individual Patent. PPM shall also provide ACC with copies of any advertising, package inserts, clinical reports and the like intended for public dissemination detailing the claims of therapeutic efficacy made or to be made by PPM or its Affiliates for Licensed Products in each country where Licensed Products are to be distributed for sale. To the extent such information is not otherwise available to the public ACC shall hold such information in confidence and not disclose it to any third party.

20.     GRANT OF RESIDUAL RIGHT

        In the event that for whatever reason, any residual rights in Licensed Patents reside in ACC, which cannot or have not been granted to PPM pursuant to this Agreement, which PPM might require in order to make, use and sell the Licensed Products in the Territory, then ACC hereby covenants not to sue PPM on the basis of said residual rights in Licensed Patents.

21.     PURCHASE OF ISI STOCK

        PPM agrees to purchase stock in ISI to the value of US $125,000.00 by wire transfer within 48 hours of PPM's receipt and execution of a facsimile copy of this Agreement executed by ACC and the Settlement Agreement executed by ACC and ISI and PPM's receipt of a facsimile copy of the amendment to the ACC/ISI License Agreement executed by ACC and ISI. The per share stock price shall be Two Dollars (U.S. $2.00) per share.


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        The issue and sale of the ISI Common Stock to PPM has not been and will not be registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon the applicability of Section 4(2) of the Act to the transaction contemplated hereby. In furtherance of such reliance, certificates representing the ISI Common Stock will bear a restrictive legend to the effect that the ISI Common Stock may not be sold without registration under the Act, absent an available exemption from the registration provisions of the Act, and appropriate "stop transfer" instructions will be issued to the transfer agent for ISI Common Stock. PPM acknowledges that it has had access to such knowledge about ISI as is customarily found in a registration statement filed under the Act, agrees that it is acquiring the ISI Common Stock for investment and not with a view to distribution, and acknowledges that ISI has no obligation to register the ISI Common Stock under the Act.
        In addition, PPM agrees that for a period of two years from the date hereof, it will not sell, pledge, hypothecate or otherwise transfer the ISI Common Stock, without the express prior written consent of ISI.

22.     VENUE

        Should suit be brought by ACC under this Sub-License Agreement, venue shall be in the State of Victoria, Australia; and if suit should be brought by PPM under this Sub-License Agreement, venue shall be in the State of Texas, USA.

23.     DISPUTE RESOLUTION

        Any dispute between ACC and PPM regarding whether or not a Licensed Product is a relevant Licensed Product, thus requiring that PPM's sales of same are subject to payment of royalties under clause 4 shall be resolved by decision of an Independent Patent Attorney ("IPA") satisfactory to both PPM and ACC at their joint cost and expense. The IPA shall be selected from patent attorneys in the country where ACC contends that the Licensed Product(s) sold by PPM is a Relevant Licensed Product(s) under the terms of this agreement. The IPA shall provide a reasoned decision based on brief/exhibits by ACC, response brief/exhibits by PPM and reply/exhibits (if any) by ACC. ACC and PPM agree to accept the decision of the IPA. If the IPA finds that the Licensed Product in dispute is a Relevant Licensed Product, PPM will pay ACC all royalties due on sales of the Relevant Licensed Product with the next account and payment to ACC under clause 10 hereof.

24.     TERMINATION

        This Agreement shall only be terminated by ACC as provided hereafter and not otherwise. In the event that PPM does not pay royalties properly due under this Agreement, as determined by an IPA under clause 23 above, in any country comprising the Territory then PPM agrees to cease and desist its sales of the Relevant Licensed Product in that country and to submit to a voluntary injunction

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         against infringement in that country or shall make payment of all royalties then accrued and due in that country. If PPM is otherwise in default under this Agreement for non-payment of royalties in a country comprising the Territory, ACC shall forward to PPM a notice in writing specifying that PPM is in default in paying royalties with respect to such country and requiring PPM to rectify the default within 30 days. In the event PPM does not make the payment properly due in respect to such country within the 30 days then ACC shall be entitled to terminate the license in that country.

25.      NOTICES

         All notices that are required or authorized to be given under this Agreement shall be in writing and may be served by sending express air mail post, personal delivery or telex or facsimile to the registered office of the other party and shall be deemed to have been duly served in the case of such postage on the third business day after the date upon which the notice was properly addressed and so posted or in the case of personal delivery upon actual delivery or in the case of telex or facsimile when the error-free correct answer back code is received.


DATED this 27th day of April, 1995.


/s/ R. C. REIS
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Signed by: Robert Reis, General Manager
For and on behalf of PHARMA PACIFIC
MANAGEMENT PTY. LTD.


/s/ JOSEPH M. CUMMINS
- -----------------------------------------
Signed by: Joseph M. Cummins, President
For and on behalf of AMARILLO CELL
CULTURE COMPANY, INCORPORATED



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                                   SCHEDULE 1

                        AMARILLO CELL CULTURE CO., INC.
                              800 WEST 9TH AVENUE
                           AMARILLO, TEXAS 79101 USA


1. "METHOD OF REGULATING APPETITE AND EFFICIENCY OF FOOD UTILIZATION EMPLOYING INTERFERON" as described and claimed in United States Patent No. 4,497,795 issued February 5, 1985 in the USA. Also issued in Argentina, Australia, Canada, France, Italy, New Zealand, and South Africa. Pending in Germany.

2.      "METHOD OF USING INTERFERON IN LOW DOSAGE TO REGULATE APPETITE
        AND EFFICIENCY OF FOOD UTILIZATION" as described and claimed in United States Patent No. 4,820,515 issued April 11, 1989 in the USA. Also issued in Argentina, Australia, Canada, France, Italy, New Zealand, and south Africa. Pending in Germany.

3. "LOW DOSAGE OF INTERFERON TO ENHANCE VACCINE EFFICIENCY" as described and claimed in United States Patent No. 4,820,514 issued April 11, 1989 in the USA. Also issued in Australia, Austria, Belgium, France, Germany, United Kingdom, Italy, Luxembourg, Netherlands, New Zealand, Sweden and Switzerland.

4. "TREATMENT OF IMMUNO-RESISTANT DISEASE" as described and claimed in United States Patent No. 5,019,382 issued May 28, 1991. Also issued in south Africa and New Zealand. Filed in Australia, Canada, Denmark, Ireland, Korea, Norway, the OAPI counties, and the European Patents Community (EPC).

5. "METHOD FOR REDUCING SIDE EFFECTS OF CANCER THERAPY" as described and claimed in United States patent No. 5,017,371 issued May 21, 1991. Also issued In Australia, Austria, Belgium, France, Germany, Hungary, Italy, Luxembourg, Netherlands, Sweden, Switzerland, and United Kingdom. Filed in Canada and Japan.


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6.   "METHOD FOR PREVENTION OF PARASITIC INFECTION" as described and claimed in
     U.S. Patent No. 5,215,741 issued June 1, 1993 in the USA.

7.   "PHARMACEUTICAL COMPOSITION CONTAINING INTERFERON FOR BUCCAL
     ADMINISTRATION" as described and claimed in European Patent No. 03431258, issued March 2, 1994 in Austria, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Sweden, Switzerland, and United Kingdom. The patents will expire November 6, 2007.



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